AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated for reference the 5th day of December 2008

AMONGST:

GROSSO GROUP MANAGEMENT LTD., a company incorporated under the laws of British Columbia having a registered office at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7

(herein “GGM”)

PARTY OF THE FIRST PART

AND:

THOSE PUBLIC CORPORATIONS MORE PARTICULARLY DESCRIBED IN SCHEDULE “A” HERETO

(each herein “Pubco” and collectively “Pubcos”)

PARTIES OF THE SECOND PART

WHEREAS:

(A)

GGM is a company established to provide on a non-exclusive basis, geological, corporate development, administrative and management services for public companies involved in the acquisition, exploration and development of natural resource properties;

(B)

Pubco and GGM executed an administrative services contract on May 6, 2005 (the “Agreement”) whereby Pubcos and GGM have agreed that GGM will provide services pursuant to the Agreement; and

(C)

the parties have determined that it is in the best interests of the parties to amend the Agreement by adding additional terms, as described herein, to  “Part 5 Termination” of the Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

PART 1

DEFINITIONS

1.1

In this Amending Agreement, defined terms not otherwise defined herein will have the meanings assigned to those defined terms in the Agreement.

PART 2

ADDITIONAL TERMINATION TERMS

2.1

The parties agree that the Agreement is to be amended. A new section is to be added to the Agreement;  section 5.8 is to be as follows:

“In the event of a termination of the Agreement by any Pubco (the “Terminating Pubco”) the following shall occur within 30 days of such termination:

(a)

the Terminating Pubco shall pay to the GGM a termination payment, not exceeding $500,000, as set out in Schedule “A” herein,  that reflects the cost to GGM to pay for, or surrender the Terminating Pubco’s portion of the leased premises based on the reasonable allocation of usage amongst the Pubcos;

(b)

the Terminating Pubco pay to GGM an amount reflective of its share of severance obligations related to GGM employees based on time allocation provided that service contracts of employees of GGM who are engaged more than half of their time on matters related to the Terminating Pubco may be, at GGM’s request and sole discretion be transferred to the Terminating Pubco and the Terminating Pubco shall assume 100% responsibility for any accrued severance to such persons;

(c)

contracts which have been executed by GGM in connection with exploration programs or other direct costs of the Terminating Pubco shall be assigned over to the Terminating Pubco and the Terminating Pubco shall indemnify GGM in connection with the due performance such contractual obligations;

(d)

office equipment leases, other GGM contacts and other collective obligations shall be allocated and assumed by the remaining Pubcos as is reasonable (or payment made in lieu); and

(e)

the Terminating Pubco shall pay an amount on account of liquidated damages related to GGM fees not related to cost recoveries equal to the average of the last three months fees.”

2.2

The parties agree that all remaining terms of the Agreement continue to apply in their entirety.

PART 3

MISCELLANEOUS

3.1

This Amending Agreement is not assignable by the parties and any purported assignment thereof is void ab initio.

3.2

This Amending Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.

3.3

This Amending Agreement shall be construed in accordance with the laws of the province of British Columbia and the parties agree to attorn to such jurisdiction in the event of a dispute hereunder.

3.4

Notices shall be considered effectively given hereunder when personally delivered by a Pubco to GGM or by GGM to a Pubco by personal service only, in each case delivered to a director of the Pubco and a different director of GGM.

3.5

The parties will, insofar as lawfully possible, refer all disputes hereunder to binding arbitration pursuant to a single arbitrator using final offer arbitration.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date stated on the first page hereof.

GROSSO GROUP MANAGEMENT LTD.

Per:

“Joseph Grosso”

Authorized Signatory

Each Pubco has executed this Agreement by executing Schedule “A” or a counterpart thereof.

SCHEDULE “A”

to the Amending Agreement dated for reference the 5th day of December 2008.

Pubco	Amount of Maximum Termination Payment	Authorised Signature and Date
Blue Sky Uranium Corp.	$500,000.00	”Sean Hurd”_________________ Name ___________________________ Date
Golden Arrow Resources Corporation	$500,000.00	”Nikolaos Cacos”_____________ Name ___________________________ Date
IMA Exploration Inc.	$500,000.00	”Robert Angus”________ Name ___________________________ Date

(The foregoing figures and Nominees are subject to change from time to time. This Schedule may be executed in counterpart and from time to time)